Exhibit 99.1

Perspective Therapeutics to Advance Investigation of Potential First-In-Class

Radiopharmaceutical Therapy [212Pb]VMT01 Based on Data Presented at the 21st

International Congress of the Society for Melanoma Research

•	[212Pb]VMT01 was observed to be safe, and no dose-limiting toxicities were observed at the two doses tested (3.0 and 5.0 mCi)

•	Prolonged progression-free survival and tumor response were observed in heavily pretreated patients who received the low (3.0 mCi) dose of [212Pb]VMT01, consistent with preclinical findings

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Trial is progressing with testing [212Pb]VMT01 at a lower (1.5mCi) dose to further elucidate the optimal dose for immunostimulatory activities on the tumor microenvironment in melanoma both as monotherapy and in combination with nivolumab

SEATTLE – October 11, 2024 – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today announced that initial results from its Phase 1/2a study of [212Pb]VMT01 are being presented at the 21st International Congress of the Society for Melanoma Research (“SMR”), being held on October 10-13, 2024 in New Orleans, Louisiana.

VMT01 is a MC1R-targeted radiopharmaceutical therapy (RPT) that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha particle therapy. In preclinical experiments [212Pb]VMT01 demonstrated efficacy via two distinct mechanisms of action: direct cell killing at high radiation doses and through immunostimulatory low-dose induction of immune-mediated cell death. Efficacy was augmented by immune checkpoint inhibitors (ICIs).1 On the basis of these results, the U.S. Food and Drug Administration granted Fast Track Designation for the clinical development of [212Pb]VMT01.

This study is a multi-center, open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05655312) in patients with histologically confirmed melanoma and MC1R-positive imaging scans. Patients were required to have already received standard of care. Eligible patients may receive up to three treatments with [212Pb]VMT01, eight weeks apart.

Three patients were enrolled in Cohort 1, while seven patients were enrolled in Cohort 2. Patients in each cohort received a median of five prior lines of systematic therapy, including a median of three prior lines of immunotherapy.

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Safety findings: No dose limiting toxicities were observed among any patients, and no adverse events led to treatment discontinuation. Treatment emergent adverse events (“TEAEs”) were mostly Grades 1 and 2. None of the four cases of grade 3 TEAEs were deemed to be treatment related. There were no grade 4 or 5 TEAEs.

No renal toxicities have been reported to date (there were no clinically significant changes in serum BUN or creatinine) in spite of dosimetry estimated renal radiation that approached the higher end of conventional dosing.

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Efficacy findings: All patients in Cohort 1 completed three treatments, with one patient experiencing a RECIST version 1.1 objective response after completion of treatment, and two patients experiencing stable disease at 9 and 11 months from the start of treatment, respectively. In Cohort 2, patients progressed after either the first cycle (3 patients) or the second cycle (4 patients). These findings are consistent with published and ongoing preclinical studies showing immunostimulatory effects at lower radiation doses.

The Safety Monitoring Committee (“SMC”) has reviewed these findings. The SMC recommended exploring a lower dose level of 1.5 mCi per dose, which is lower than the dose administered in Cohort 1, both as a single agent and in combination with the anti-PD-1 antibody, nivolumab. The SMC recommendation would allow for the monotherapy and combination cohorts to proceed concurrently. An amendment to further explore lower dose levels for monotherapy is planned. The combination cohort at 1.5 mCi per dose with nivolumab is active and now open for enrollment.

“Immunotherapies have transformed the care of patients with cancer, and these treatments are particularly beneficial for some patients with metastatic melanoma,” said Dr. Zachary Morris, lead investigator of the VMT01 Phase 1/2a study and Associate Professor and Chair of the Department of Human Oncology at the University of Wisconsin School of Medicine and Public Health. “However, many patients do not respond to immunotherapies. Results from the VMT01 study suggest that we are on the right track in understanding how response to immunotherapy may be enhanced by a radiopharmaceutical, and I am hopeful that a combined treatment approach involving such an agent together with immune checkpoint inhibitors could extend the benefits of immunotherapy to a greater number of patients with metastatic melanoma. I look forward to continued participation in the VMT01 study.”

Markus Puhlmann, Chief Medical Officer of Perspective, commented, “It is an important first milestone in the development program for VMT01 to see that the single agent anti-tumor effect observed in this initial clinical trial was consistent with our published preclinical findings. As determined by the Safety Monitoring Committee, safety observations from the study support moving ahead with the combination cohort with nivolumab, a setting where the encouraging additive effects of combining VMT01 with immunotherapy treatments were seen in preclinical studies.”

Thijs Spoor, Chief Executive Officer of Perspective, added, “This initial scientific presentation of clinical data from our VMT01 therapeutic study is very encouraging in this heavily pretreated patient population, who have no other options. We are delighted to have observed efficacy at such a low dose of radiation, as this exciting result has been seen in our extensive preclinical work with this indication. This data also highlights the versatility of our proprietary alpha-emitter platform, enabling the development of potential new cancer therapies and the exploration of combinations with established treatments. We remain on track to provide an update this calendar year on the company sponsored Phase 1/2a study of VMT-α-NET for unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors. In the next twelve months, we expect data to continue to accrue for both clinical programs, as well as initiate therapeutic dosing of at least one new pre-IND asset.”

About VMT01

Perspective designed VMT01 to target and deliver 212Pb to tumor sites expressing MC1R, a protein that can be overexpressed in metastatic melanoma tumors. The Company is conducting a multi-center, open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05655312) in patients with histologically confirmed melanoma and MC1R-positive imaging scans. In September 2024, the Company announced that the U.S. Food and Drug Administration granted Fast Track Designation for the development of [212Pb]VMT01 for the diagnosis and treatment of patients with unresectable or metastatic melanoma and who have demonstrated MC1R tumor expression. The FDA’s Fast Track Designation is one of several approaches utilized by the FDA to expedite development and review of potential medicines for serious conditions and that fulfill unmet medical needs.2

About Melanoma

Melanoma is a cancer of the skin arising from uncontrollable growth of melanocytes, the melanin producing cells of the body. Metastatic melanoma is the result of melanoma that has progressed through the layers of skin, infiltrated the blood stream or lymphatic system, and traveled to other areas of the body to metastasize. In the United States, there are approximately 100,000 new diagnoses of melanoma annually and approximately 8,300 deaths annually from metastatic melanoma.3 Metastatic melanoma has a poor prognosis with limited survival of 50% at 1 year and 25% at 5 years. Recent advances have led to survival improvement, but there remains a high unmet need for additional treatments, particularly for patients with metastatic disease4 who are refractory to front-line therapy. Median progression free survival (mPFS) for current 2L+ therapies, including lifileucel, remains limited between 2-5 months.5,6,7

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides, which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company’s website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include express or implied statements concerning, among other things, the Company’s ability to pioneer advanced treatment applications for cancers throughout the body; expectations regarding the advancement of the Company’s clinical development programs, including its plans and anticipated timing with respect to [212Pb]VMT01’s clinical development, the release of an update on the Company-sponsored Phase 1/2a study of VMT-α-NET for unresectable or metastatic SSTR2-positive neuroendocrine tumors, the accrual of additional data for the Company’s [212Pb]VMT01 and VMT-α-NET programs, and the initiation of therapeutic dosing of a new pre-IND asset; the potential for [212Pb]VMT01 to be administered as a single agent or in combination with other agents and for the Company to explore different dose levels in connection with its [212Pb]VMT01 trial; expectations regarding the potential benefits conferred by the Fast Track Designation of [212Pb]VMT01, which was based on non-clinical results submitted by the Company; the belief that the Company is on the “right track in understanding how response to immunotherapy may be enhanced by a radiopharmaceutical” and the potential for a combined treatment approach involving a radiopharmaceutical with immune checkpoint inhibitors to “extend the benefits of immunotherapy to a greater number of patients with metastatic melanoma;” the versatility of the Company’s alpha-emitter platform and its ability to enable the development of potential new cancer therapies and the exploration of combinations with established treatments; expectations regarding the therapeutic benefits of the Company’s programs; the ability of the Company’s proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides; the opportunity to personalize treatment and optimize patient outcomes using the

Company’s complementary imaging diagnostics that incorporate the same targeting peptides; the Company’s expectation that its “theranostic” approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company’s ability to develop a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations; expectations regarding the potential market opportunities for the Company’s product candidates; the potential functionality, capabilities, and benefits of the Company’s product candidates and the potential application of these product candidates for other disease indications; the Company’s expectations, beliefs, intentions, and strategies regarding the future; the Company’s intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR

Annie Cheng

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

perspectivetx@russopr.com

[1]

Li M, Liu D, Lee D, et al. Targeted Alpha-Particle Radiotherapy and Immune Checkpoint Inhibitors Induces Cooperative Inhibition on Tumor Growth of Malignant Melanoma. Cancers (Basel). 2021;13(15):3676. Published 2021 Jul 22. doi:10.3390/cancers13153676

[2]	Guidance for Industry Expedited Programs for Serious Conditions – Drugs and Biologics. https://www.fda.gov/media/86377/download?attachment. Accessed August 25, 2024.
[3]	Cancer Stat Facts: Melanoma of the Skin. https://seer.cancer.gov/statfacts/html/melan.html. Accessed August 25, 2024.
[4]	Su DG, Djureinovic D, Schoenfeld D, et al. Melanocortin-1 Receptor Expression as a Marker of Progression in Melanoma. JCO Precis Oncol. 2024;8:e2300702. doi:10.1200/PO.23.00702.

[5]

Ascierto PA, Lipson EJ, Dummer R, et al. Nivolumab and Relatlimab in Patients With Advanced Melanoma That Had Progressed on Anti-Programmed Death-1/Programmed Death Ligand 1 Therapy: Results From the Phase I/IIa RELATIVITY-020 Trial. J Clin Oncol. 2023;41(15):2724-2735. doi:10.1200/JCO.22.02072

[6]

Arance A, de la Cruz-Merino L, Petrella TM, et al. Phase II LEAP-004 Study of Lenvatinib Plus Pembrolizumab for Melanoma With Confirmed Progression on a Programmed Cell Death Protein-1 or Programmed Death Ligand 1 Inhibitor Given as Monotherapy or in Combination [published correction appears in J Clin Oncol. 2023 May 1;41(13):2454. doi: 10.1200/JCO.23.00439]. J Clin Oncol. 2023;41(1):75-85. doi:10.1200/JCO.22.00221

[7]

Chesney J, Lewis KD, Kluger H, et al. Efficacy and safety of lifileucel, a one-time autologous tumor-infiltrating lymphocyte (TIL) cell therapy, in patients with advanced melanoma after progression on immune checkpoint inhibitors and targeted therapies: pooled analysis of consecutive cohorts of the C-144-01 study. J Immunother Cancer. 2022;10(12):e005755. doi:10.1136/jitc-2022-005755